EXHIBIT 99.1

Rimage Names Kim Nelson to its Board of Directors

Software Executive Brings Strong Financial Background and Expertise in SaaS Business Model

Minneapolis, MN – March 27, 2012 – Rimage Corporation (NASDAQ: RIMG), today announced that it has named Kimberly K. Nelson (43) to its Board of Directors, effective immediately. Ms. Nelson is the Executive Vice President and Chief Financial Officer of SPS Commerce, Inc., a software-as-a-service (SaaS) solution provider. Ms. Nelson will serve on Rimage’s Audit Committee and on the Governance Committee. The Company also announced that Philip D. Hotchkiss will not stand for reelection to its Board of Directors at the Company’s 2012 Annual Meeting of Shareholders in May, but will serve the remainder of his term. Mr. Hotchkiss made the decision not to stand for reelection so he could devote more time to his role as the Chief Product Officer of Get Satisfaction, an online social CRM company located in California. With the addition of Ms. Nelson, there are eight directors currently serving on the Rimage board.

“Kim joins our Board with a solid background in finance and management at publicly-held technology companies,” said Sherman Black, President and CEO of Rimage. “Importantly, she brings business experience in the SaaS model, which is a new business model for Rimage but one that we expect to grow. With hands-on experience across a range of financial disciplines, including investor relations, she will be a great asset to the Board and we look forward to her contributions.”

Ms. Nelson joined SPS Commerce in her current position in November 2007. Prior to that, she worked at Amazon.com in a variety of roles. She was mostly recently Finance Director, Investor Relations, since June 2005. From 2003 to 2005, she served as the Finance Director, Worldwide Application for Amazon.com’s Technology group. She joined Amazon.com in 2000 as its Finance Director, Financial Planning and Analysis from 2000 until 2003. Her experience also includes financial positions at The Pillsbury Company and Nestle USA, Inc. Ms. Nelson has a Bachelor of Science degree in finance from Babson College and a Master of Business Administration degree from the University of St. Thomas.

“I look forward to participating on the board of directors at Rimage,” said Ms. Nelson. “The Company’s transformation represents a very exciting opportunity and I am pleased to assist Rimage in achieving the next level in its vision for customer solutions, growth and enhanced valuation.”

Mr. Black added, “On behalf of the Board, I would also like to thank Phil Hotchkiss for his many years of service. Phil has been a valuable contributor to our success and we wish him the very best in his future endeavors.”

About Rimage Corporation

Founded in 1978, Rimage Corporation (NASDAQ: RIMG) helps businesses deliver digital content directly and securely to their customers, employees, and partners. Its disc publishing business, based in Minneapolis, Minnesota, supplies more than 10,000 customers in North America, Europe and Asia with industry-leading solutions that archive, distribute and protect content on CDs, DVDs and Blu-Ray Discs™. With its acquisition of Qumu, Rimage is a leader in the rapidly growing enterprise video communications market. The combination of Qumu and Rimage’s disc publishing business and online publishing initiative enables businesses to securely deliver their videos, documents, audio files and images in today’s multi-platform, multi-device world. Additional information can be found at www.rimagecorp.com.

Blu-ray Disc™ is a trademark of the Blu-ray Disc Association.

Investor Contacts:
James Stewart, CFO
Rimage Corporation
952/944-8144

Jenifer Kirtland
EVC Group
415/568-9349